Exhibit 99.1

Goodrich Petroleum Announces Second Quarter 2021 Financial Results

HOUSTON, Aug. 5, 2021 /PRNewswire/ -- Goodrich Petroleum Corporation (NYSE American: GDP) (the "Company") today announced financial results for the second quarter ended June 30, 2021.

QUARTER HIGHLIGHTS

Net loss was $11.6 million in the quarter, or ($0.86) per basic and fully diluted share. The Company incurred a non-cash mark-to-market loss of $21.2 million in the quarter due to the change in fair value of unsettled derivatives not designated as hedges.

Adjusted net income (net income prior to change in fair value of unsettled derivatives not designated as hedges) was $9.6 million, or $0.72 per basic share and $0.64 per fully diluted share for the quarter.

Operating Income was $13.0 million in the quarter. Net cash provided by operating activities was $15.5 million in the quarter, which was negatively impacted by a change in working capital of $8.1 million.

Adjusted EBITDA was $24.4 million in the quarter.

Discretionary Cash Flow was $23.6 million and Capital Expenditures totaled $19.7 million in the quarter.

Production averaged 155,400 Mcfe per day for the quarter, which grew by 24% sequentially over the first quarter.

Average realized price per unit was $2.69 per Mcfe, or $2.60 per Mcfe including settled hedges, and per unit expense was $1.77 per Mcfe for the quarter, which included non-cash expense of $0.88 per Mcfe.

Per unit cash operating expense was $0.89 per Mcfe, a 10% sequential decrease from the first quarter, and total per unit cash expense including cash interest was $0.95 per Mcfe for the quarter, broken out as follows:

  Lease operating expense ("LOE") was flat sequentially at $0.28 per Mcfe, which included $0.08 per Mcfe of workover expense
  Production and other taxes were flat sequentially at $0.06 per Mcfe
  Transportation and processing expense decreased by 8% sequentially to $0.33 per Mcfe
  General and Administrative ("G&A") expense payable in cash decreased by 24% sequentially to $0.22 per Mcfe. G&A including stock based compensation decreased by 25% sequentially to $0.24 per Mcfe; and
  Cash interest expense decreased sequentially by 25% to $0.06 per Mcfe

Cash Margin was $1.65 per Mcfe (63%), comprised of a net realized price including hedges of $2.60 per Mcfe less per unit cash expenses (including interest) detailed above of $0.95 per Mcfe. The Company expects continued margin expansion for the rest of this year with lower per unit cash costs and higher realized prices than the second quarter.

Return on Invested Capital ("ROIC"), defined as trailing twelve month Adjusted EBITDA divided by total assets less current liabilities, increased by 18% to 45% at quarter-end. The Company expects ROIC to increase through the end of the year with higher volumes, higher realized prices and lower per unit costs.

Second Half of 2021 Guidance has been updated with production expected to average 165,000 - 175,000 Mcfe/day in 3Q21 and 187,500 – 197,500 Mcfe/day in 4Q21, with a mid-point for full year 2021 guidance of 162,000 Mcfe/day. Second half of 2021 cash operating expenses are expected to range between approximately $0.70 - $0.80 per Mcfe and cash interest expense is expected to range between $0.06 - $0.07 per Mcfe for total cash expenses of approximately $0.76 - $0.87 per Mcfe. Capital expenditures are expected to range between $38.0 - $42.0 million in the second half of the year.

Please see the disclosures and tables at the end of this press release for discussion of the non-US GAAP measures presented above and in the discussion below and a reconciliation of such measures to the most directly comparable US GAAP financial measure.

ACREAGE ACQUISITION

During the quarter, the Company added another 1,500 net acres through drill-to-earn transactions in the core of the North Louisiana Haynesville Shale play, bringing total core Haynesville acreage to 27,500 net acres. The Company continues to review additional opportunities to expand its footprint in the play.

WELL RESULT

The Company's Lattin 3&34 No. 1, which was previously reported with a 24-hour initial production rate of 35,000 Mcfe per day from a completed interval of 9,900 feet, has averaged approximately 32,000 Mcfe per day over the first 90 days of production. The well is currently producing in excess of 30,000 Mcfe per day, with results to date significantly above the Company's type curve.

THE COMPANY HAS POSTED A NEW PRESENTATION ON THE COMPANY'S WEBSITE WHICH WILL BE REVIEWED ON THE EARNINGS CONFERENCE CALL. INVESTORS CAN ACCESS THE SLIDES AT: http://goodrichpetroleumcorp.investorroom.com/events

To access the conference call, domestic participants should dial as follows:

PARTICIPANT DIAL IN (TOLL FREE):	1-888-317-6003

PARTICIPANT INTERNATIONAL DIAL IN:	1-412-317-6061

Canada Toll Free	1-866-284-3684

Participant Elite Entry Number:  2097763

Participants will need this Elite Entry number in order to join the conference.  The Company encourages participants to dial in 10-15 minutes early to join the conference.

Participants may also access the live audio webcast of the conference call through the following web link: https://www.webcaster4.com/Webcast/Page/937/42103 or by accessing the webcast through the investor relations section of the Company's website.

FINANCIAL RESULTS

NET INCOME/LOSS

Net loss was $11.6 million in the quarter, or ($0.86) per basic and fully diluted share versus net loss of $22.9 million, or ($1.83) per basic and fully diluted share in the prior year period. Adjusted net income was $9.6 million, or $0.76 per basic share and $0.64 per fully diluted share in the quarter.

CASH FLOW

Net cash provided by operating activities was $15.5 million in the quarter, which was negatively impacted by a change in working capital of $8.1 million, versus $16.2 million in the prior year period. Adjusted EBITDA was $24.4 million in the quarter and discretionary cash flow ("DCF"), defined as net cash provided by operating activities before changes in working capital, was $23.6 million in the quarter, versus Adjusted EBITDA of $15.4 million and DCF of $14.5 million in the prior year period.

PRODUCTION

Production totaled approximately 14.1 Bcfe in the quarter, or an average of approximately 155,400 Mcfe (99% natural gas) per day, versus 12.6 Bcfe, or an average of approximately 138,000 Mcfe (98% natural gas) per day, in the prior year period.

REVENUES

Oil and natural gas revenues were $38.1 million and oil and natural gas revenues adjusted for cash settled derivatives of ($1.3) million was $36.8 million. In the prior year period, oil and natural gas revenues were $20.5 million and oil and natural gas revenues adjusted for cash settled derivatives of $7.3 million was $27.8 million. Average realized price per unit was $2.69 per Mcfe ($2.58 per Mcf of natural gas and $66.36 per barrel of oil) in the quarter, versus $1.63 per Mcfe in the prior year period ($1.54 per Mcf of natural gas and $40.41 per barrel of oil).

OPERATING EXPENSES

Lease operating expense ("LOE") was $4.0 million, or $0.28 per Mcfe, in the quarter, versus $3.2 million, or $0.26 per Mcfe, in the prior year period. LOE for the quarter included $1.1 million, or $0.08 per Mcfe, for workovers, versus $0.5 million, or $0.04 per Mcfe, in the prior year period. Lease operating expense for the quarter excluding workovers was $2.9 million, or $0.20 per Mcfe, versus $2.7 million, or $0.22 per Mcfe in the prior year period.

Production and other taxes were $0.8 million in the quarter, or $0.06 per Mcfe, versus $0.9 million, or $0.07 per Mcfe, in the prior year period.

Transportation and processing expense was $4.6 million, or $0.33 per Mcfe, in the quarter, versus $5.4 million, or $0.43 per Mcfe, in the prior year period.

Depreciation, depletion and amortization ("DD&A") expense was $12.2 million, or $0.86 per Mcfe, in the quarter, versus $11.9 million, or $0.95 per Mcfe, in the prior year period.

General and administrative expense was $3.4 million, or $0.24 per Mcfe, in the quarter, versus $4.5 million, or $0.36 per Mcfe, in the prior year period. G&A expense payable in cash was $3.1 million, or $0.22 per Mcfe, versus $3.2 million or $0.25 per Mcfe, in the prior year period.

OPERATING INCOME/LOSS

Operating income, defined as revenues minus operating expenses, totaled $13.0 million in the quarter. Adjusted operating income adjusted for cash settled derivatives was $11.7 million for the quarter, which included $1.3 million paid for cash settled derivatives. Operating loss totaled $19.6 million and adjusted operating loss adjusted for cash settled derivatives was $12.3 million, which included $7.3 million received for cash settled derivatives, in the prior year period.

INTEREST EXPENSE

Interest expense totaled $2.1 million in the quarter, which included interest payable in cash of $0.9 million incurred on the credit facility and non-cash interest of $1.2 million incurred primarily on the Company's second lien notes, which included $1.0 million paid in-kind interest and $0.2 million amortization of debt discount and issuance costs. Interest expense totaled $1.7 million in the prior year period, which included interest payable in cash of $1.0 million incurred on the credit facility and non-cash interest of $0.7 million incurred primarily on the Company's second lien notes, which included $0.5 million paid in-kind interest and $0.2 million amortization of debt discount and issuance costs.

CAPITAL EXPENDITURES

Capital expenditures totaled $19.7 million in the quarter, of which a majority was spent on drilling and completion costs, versus $10.2 million in the prior year period, of which a majority was also spent on drilling and completion costs. The Company conducted drilling and completion operations on 9 gross (4.2 net) wells in the quarter and added 3 gross (2.8 net) wells to production. The Company had 6 gross (1.4 net) wells in the drilling or completion process at the end of the quarter, which the Company plans to complete in the fourth quarter.

BALANCE SHEET

The Company exited the quarter with $0.8 million of cash, $90.4 million outstanding under the Company's credit facility, and total principal debt outstanding, including the credit facility and second lien notes, of $120.6 million.

CRUDE OIL AND NATURAL GAS DERIVATIVES

The Company had a loss of $22.5 million on its derivatives not designated as hedges in the quarter, which was comprised of a loss of $1.3 million on cash settlements and a $21.2 million loss representing the change of the fair value of our open natural gas and oil derivative contracts. The Company had a loss of $1.7 million on its derivatives not designated as hedges in the prior year period, which was comprised of a gain of $7.3 million on cash settlements and a $9.0 million loss representing the change of the fair value of our open natural gas and oil derivative contracts.

OTHER INFORMATION

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and other subsequent filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Unless otherwise stated, oil production volumes include condensate.

NON-US GAAP INFORMATION

In this press release, the Company refers to several non-US GAAP financial measures, including Adjusted EBITDA, DCF, Return on Invested Capital ("ROIC"), cash margin, oil and natural gas revenues adjusted for cash settled derivatives, adjusted net income, adjusted operating income (loss), G&A expense payable in cash and interest payable in cash. Management believes Adjusted EBITDA, DCF and ROIC are good financial indicators of the Company's performance and ability to internally generate operating funds. Adjusted EBITDA and adjusted net income should not be considered an alternative to net income (loss) applicable to common stock, as defined by US GAAP. DCF should not be considered an alternative to net cash provided by operating activities, as defined by US GAAP. Oil and natural gas revenues adjusted for cash settled derivatives should not be considered an alternative for oil and natural gas revenues, as defined by US GAAP. Adjusted operating income (loss) should not be considered an alternative to operating income (loss), as defined by US GAAP. G&A expense payable in cash should not be considered an alternative to general and administrative expense, as defined by US GAAP. Interest payable in cash should not be considered an alternative to interest expense, as defined by US GAAP. Management believes that all of these non-US GAAP financial measures provide useful information to investors because they are monitored and used by Company management and widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry.

Goodrich Petroleum is an independent oil and natural gas exploration and production company listed on the NYSE American under the symbol "GDP".

GOODRICH PETROLEUM CORPORATION
SELECTED INCOME AND PRODUCTION DATA
(In thousands, except per share amounts)
Unaudited

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Volumes
Natural gas (MMcf)	13,960	12,349	25,005	24,951
Oil and condensate (MBbls)	31	36	63	74
Mmcfe - Total	14,143	12,562	25,380	25,033

Mcfe per day	155,421	138,046	140,223	137,544

Reconciliation of Oil and natural gas revenues adjusted for cash settled derivatives (non-US GAAP)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Oil and natural gas revenues (US GAAP)	$ 38,103	$ 20,471	$ 69,975	$ 43,454
Net cash received (paid) for settlement of derivative instruments	(1,324)	7,339	(2,017)	13,308
Oil and natural gas revenues adjusted for cash settled derivatives	$ 36,779	$ 27,810	$ 67,958	$ 56,762

Oil and natural gas revenues	$ 38,103	$ 20,471	$ 69,975	$ 43,454
Other	-	3	-	6
	$ 38,103	$ 20,474	$ 69,975	$ 43,460

Operating Expenses
Lease operating expense (LOE excluding workovers - $2,885, $2,697, $5,606 and $5,539, respectively)	3,970	3,225	7,152	6,553
Production and other taxes	822	907	1,465	1,770
Transportation and processing	4,641	5,375	8,646	10,250
Depreciation, depletion and amortization	12,222	11,876	22,282	25,143
General and administrative (payable in cash - $3,088, $3,170, $6,304 and $6,950, respectively)	3,428	4,522	6,973	9,436
Impairment of oil and natural gas properties	-	14,130	-	14,130
Other	(1)	(10)	(187)	(2)
Operating income (loss)	13,021	(19,551)	23,644	(23,820)

Other income (expense)
Interest expense (payable in cash - $816, $978, $1,728 and $2,148, respectively)	(2,107)	(1,725)	(4,023)	(3,677)
Interest income and other	-	23	-	142
Gain (loss) on commodity derivatives not designated as hedges	(22,473)	(1,688)	(25,742)	7,450
Loss on early extinguishment of debt	-	-	(935)	-
	(24,580)	(3,390)	(30,700)	3,915

Loss before income taxes	(11,559)	(22,941)	(7,056)	(19,905)
Income tax expense	-	-	-	-
Net loss	$ (11,559)	$ (22,941)	$ (7,056)	$ (19,905)

Discretionary cash flow (see non-US GAAP reconciliation) (1)	$ 23,590	$ 14,512	$ 43,143	$ 29,897

Adjusted EBITDA (see calculation and non-US GAAP reconciliation) (2)	$ 24,374	$ 15,445	$ 44,668	$ 31,850

Weighted average common shares outstanding - basic	13,402	12,540	13,401	12,536
Weighted average common shares outstanding - diluted (3)	13,402	12,540	13,401	12,536

Net loss per share
Net loss per share - basic	$ (0.86)	$ (1.83)	$ (0.53)	$ (1.59)
Net loss per share - diluted	$ (0.86)	$ (1.83)	$ (0.53)	$ (1.59)

(1) Discretionary cash flow is defined as net cash provided by operating activities before changes in operating assets and liabilities. Management believes that the non-US GAAP measure of discretionary cash flow is useful as an indicator of an oil and natural gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with US GAAP.

(2) Adjusted EBITDA is defined as earnings before interest expense, income and similar taxes, DD&A, share based compensation expense and impairment of oil and natural gas properties. In calculating adjusted EBITDA, reorganization gains/losses and gains/losses on commodity derivatives not designated as hedges net of cash received or paid in settlement of derivative instruments are also excluded. Other excluded items include interest income and other, adjustments per our 2019 Senior Credit Facility agreement for operating leases under ASC Topic 842 and any other extraordinary non-cash gains/losses.

(3) Fully diluted shares excludes approximately 2.9 million and 2.3 million potentially dilutive instruments that were anti-dilutive for the three months ended June 30, 2021 and 2020, respectively. Fully diluted shares excludes approximately 2.9 million and 2.1 million potentially dilutive instruments that were anti-dilutive for the six months ended June 30, 2021 and 2020, respectively.

GOODRICH PETROLEUM CORPORATION
Per Unit Sales Prices and Costs
Unaudited

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Average sales price per unit:
Oil (per Bbl)
Including net cash received from/paid to settle oil derivatives	$ 66.36	$ 58.55	$ 61.67	$ 57.35
Excluding net cash received from/paid to settle oil derivatives	$ 66.36	$ 40.41	$ 62.03	$ 44.15
Natural gas (per Mcf)
Including net cash received from/paid to settle natural gas derivatives	$ 2.49	$ 2.08	$ 2.56	$ 2.14
Excluding net cash received from/paid to settle natural gas derivatives	$ 2.58	$ 1.54	$ 2.64	$ 1.63
Oil and natural gas (per Mcfe)
Including net cash received from/paid to settle oil and natural gas derivatives	$ 2.60	$ 2.21	$ 2.68	$ 2.27
Excluding net cash received from/paid to settle oil and natural gas derivatives	$ 2.69	$ 1.63	$ 2.76	$ 1.74

Costs Per Mcfe
Lease operating expense ($0.20, $0.22, $0.22 and $0.22 per Mcfe excluding workovers, respectively)	$ 0.28	$ 0.26	$ 0.28	$ 0.26
Production and other taxes	$ 0.06	$ 0.07	$ 0.06	$ 0.07
Transportation and processing	$ 0.33	$ 0.43	$ 0.35	$ 0.42
Depreciation, depletion and amortization	$ 0.86	$ 0.95	$ 0.88	$ 1.00
General and administrative (payable in cash - $0.22, $0.25, $0.25 and $0.28, respectively)	$ 0.24	$ 0.36	$ 0.27	$ 0.38
Impairment of oil and natural gas properties	$ -	$ 1.12	$ -	$ 0.56
Other	$ -	$ -	$ (0.01)	$ -
	$ 1.77	$ 3.19	$ 1.83	$ 2.69
.
Note: Amounts on a per Mcfe basis may not total due to rounding.

GOODRICH PETROLEUM CORPORATION
Cash Flow Data (In thousands), unaudited

Reconciliation of discretionary cash flow and net cash provided by operating activities (non-US GAAP)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Net cash provided by operating activities (US GAAP)	$ 15,505	$ 16,230	$ 36,669	$ 31,080
Net changes in working capital	(8,085)	1,718	(6,474)	1,183
Discretionary cash flow (1)	$ 23,590	$ 14,512	$ 43,143	$ 29,897

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (11,559)	$ (22,941)	$ (7,056)	$ (19,905)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, depletion and amortization	12,222	11,876	22,282	25,143
Impairment of oil and natural gas properties	-	14,130	-	14,130
Right of use asset depreciation	136	313	271	626
Loss (gain) on derivatives not designated as hedges	22,473	1,688	25,742	(7,450)
Net cash (paid) received for settlement of derivative instruments	(1,324)	7,339	(2,017)	13,308
Share based compensation (non-cash)	351	1,373	690	2,529
Amortization of finance cost, debt discount, paid in-kind interest and accretion	1,291	747	2,296	1,529
Loss on early extinguishment of debt	-	-	935	-
Other	-	(13)	-	(13)
Change in assets and liabilities:
Accounts receivable, trade and other, net of allowance	227	90	(333)	(83)
Accrued oil and gas revenue	(4,546)	17	(7,078)	3,752
Prepaid expenses and other	49	47	102	51
Accounts payable	(4,796)	355	2,001	286
Accrued liabilities	981	1,209	(1,166)	(2,823)
Net cash provided by operating activities	15,505	16,230	36,669	31,080
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(18,873)	(18,158)	(46,020)	(33,196)
Net cash used in investing activities	(18,873)	(18,158)	(46,020)	(33,196)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of bank borrowings	(2,000)	-	(17,000)	-
Proceeds from bank borrowings	5,000	2,500	11,000	2,500
Proceeds from 2023 Second Lien Notes	-	-	15,000	-
Debt issuance costs	(28)	-	(199)	-
Purchase of treasury stock	-	(270)	(28)	(272)
Net cash provided by financing activities	2,972	2,230	8,773	2,228
Increase (decrease) in cash and cash equivalents	(396)	302	(578)	112
Cash and cash equivalents, beginning of period	1,178	1,262	1,360	1,452
Cash and cash equivalents, end of period	$ 782	$ 1,564	$ 782	$ 1,564

GOODRICH PETROLEUM CORPORATION
Other Information and Reconciliations (In thousands), unaudited

Supplemental Balance Sheet Data
	As of
	June 30, 2021

Cash and cash equivalents	$ 782

Long-term debt, net	$ 120,588
Unamortized debt discount and issuance cost	1,285
Total principal amount of debt	$ 121,873

Reconciliation of Net loss to Adjusted EBITDA (non-US GAAP)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Net loss (US GAAP)	$ (11,559)	$ (22,941)	$ (7,056)	$ (19,905)
Depreciation, depletion and amortization ("DD&A")	12,222	11,876	22,282	25,143
Impairment of oil and natural gas properties	-	14,130	-	14,130
Stock compensation expense (non-cash)	351	1,374	690	2,529
Interest expense	2,107	1,725	4,023	3,677
Loss (gain) on derivatives not designated as hedges	22,473	1,688	25,742	(7,450)
Net cash (paid for) received in settlement of derivative instruments	(1,324)	7,339	(2,017)	13,308
Loss on early extinguishment of debt	-	-	935	-
Other excluded items **	104	254	69	418
Adjusted EBITDA (2)	$ 24,374	$ 15,445	$ 44,668	$ 31,850

**  Other items included less than $0.1 million, $0.3 million, $0.1 million and $0.04 million, respectively, from the impact of accounting for operating leases under ASC 842 as well as interest income for the three and six months ended June 30, 2021 and 2020.

Reconciliation of Return on Invested Capital ("ROIC") (non-US GAAP)

For the trailing 12 months ended June 30, 2021
Adjusted EBITDA (non-US GAAP, see reconciliation above)	$ 74,841

As of June 30, 2021
Total Assets (US GAAP)	$ 239,041
Less: Current Liabilities (US GAAP)	(71,914)
Invested Capital ("IC") (non-US GAAP)	$ 167,127

Return on Invested Capital (ROIC) (Adjusted EBITDA / IC)	45%

Reconciliation of Adjusted net income (loss) and adjusted EPS (non-US GAAP)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net loss (US GAAP)	$ (11,559)	$ (22,941)	$ (7,056)	$ (19,905)
Change in fair value of derivatives not designated as hedges	21,149	9,027	23,725	5,858
Adjusted net income (loss)	$ 9,590	$ (13,914)	$ 16,669	$ (14,047)
Interest, discount and amortization of debt issuance cost for 2023 Second Lien Notes	884	-	1,549	-
Adjusted diluted net income (loss)	$ 10,474	$ (13,914)	$ 18,218	$ (14,047)

Weighted average common shares outstanding - basic	13,402	12,540	13,401	12,536
Weighted average common shares outstanding - diluted (4)	16,345	12,540	16,331	12,536

Adjusted net income (loss) per share - basic	$ 0.72	$ (1.11)	$ 1.24	$ (1.12)
Adjusted net income (loss) per share - diluted	$ 0.64	$ (1.11)	$ 1.12	$ (1.12)

(4) Fully diluted shares includes approximately 2.9 million potentially dilutive instruments that were anti-dilutive for the three and six months ended June 30, 2021 for the net loss per share calculation but became dilutive for the adjusted net income per share calculation.

Reconciliation of Adjusted operating income (loss) (non-US GAAP)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Operating income (loss) (US GAAP)	$ 13,021	$ (19,551)	$ 23,644	$ (23,820)
Net cash received (paid) for settlement of derivative instruments	(1,324)	7,339	(2,017)	13,308
Adjusted operating income (loss)	$ 11,697	$ (12,212)	$ 21,627	$ (10,512)

Derivative Activity

	Three Months Ended	Three Months Ended	Six Months Ended	Three Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Change in fair value of derivatives not designated as hedges	$ (21,149)	$ (9,027)	$ (23,725)	$ (5,858)
Net cash received (paid) for settlement of derivative instruments	(1,324)	7,339	(2,017)	13,308
Net gain (loss) on derivatives not designated as hedges	$ (22,473)	$ (1,688)	$ (25,742)	$ 7,450

Reconciliation of interest payable in cash to interest expense (non-US GAAP)

	Three Months Ended	Three Months Ended	Six Months Ended	Three Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Interest expense (US GAAP)	$ 2,107	$ 1,725	$ 4,023	$ 3,677
Amortization of debt discount and issuance cost and paid-in-kind interest	(1,291)	(747)	(2,295)	(1,529)
Interest payable in cash	$ 816	$ 978	$ 1,728	$ 2,148

GOODRICH PETROLEUM CORPORATION
Other Information and Reconciliations continued (In thousands, except per unit amounts), unaudited

Reconciliation of cash margin (non-US GAAP)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Oil and natural gas revenues	$ 38,103	$ 20,471	$ 69,975	$ 43,454
Other	-	3	-	6
	$ 38,103	$ 20,474	$ 69,975	$ 43,460

Operating Expenses
Lease operating expense (LOE excluding workovers - $2,885, $2,697, $5,606 and $5,539, respectively)	3,970	3,225	7,152	6,553
Production and other taxes	822	907	1,465	1,770
Transportation and processing	4,641	5,375	8,646	10,250
Depreciation, depletion and amortization	12,222	11,876	22,282	25,143
General and administrative (payable in cash - $3,088, $3,170, $6,304 and $6,950, respectively)	3,428	4,522	6,973	9,436
Impairment of oil and natural gas properties	-	14,130	-	14,130
Other	(1)	(10)	(187)	(2)
Operating income (loss)	13,021	(19,551)	23,644	(23,820)

Other income (expense)	(2,107)	(1,725)	(4,023)	(3,677)
Interest expense (payable in cash - $816, $978, $1,728 and $2,148, respectively)	-	23	-	142
Interest income and other	(22,473)	(1,688)	(25,742)	7,450
Gain (loss) on commodity derivatives not designated as hedges	-	-	(935)	-
Loss on early extinguishment of debt	(24,580)	(3,390)	(30,700)	3,915

Loss before income taxes	(11,559)	(22,941)	(7,056)	(19,905)
Income tax expense	-	-	-	-
Net loss	$ (11,559)	$ (22,941)	$ (7,056)	$ (19,905)

Cash margin, a non-US GAAP measure	$ 23,442	$ 14,155	$ 42,663	$ 29,091
Mmcfe produced during period	14,143	12,562	25,380	25,033
Cash margin per Mcfe	$ 1.65	$ 1.13	$ 1.68	$ 1.16

Reconciliation of capital expenditures

	Three Months Ended	Three Months Ended	Six Months Ended	Three Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net cash used in investing activities (US GAAP)	$ (18,873)	$ (18,158)	$ (46,020)	$ (33,196)
Cash calls received (utilized), net	-	-	(615)	-
Miscellaneous capitalized costs, ARO adjustments & sales	58	(253)	(78)	(429)
Cost incurred in prior period and paid in current period	5,576	9,330	4,138	6,175
Capital accrual at period end	(6,461)	(1,117)	(6,461)	(1,117)
Total capital expenditures	$ (19,700)	$ (10,198)	$ (49,036)	$ (28,567)

Reconciliation of general & administrative expense payable in cash to general and administrative expense (non-US GAAP)

	Three Months Ended	Three Months Ended	Six Months Ended	Three Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
General & administrative expense (US GAAP)	$ 3,428	$ 4,522	$ 6,973	$ 9,436
Share based compensation	(340)	(1,352)	(669)	(2,486)
General & administrative expense payable in cash	$ 3,088	$ 3,170	$ 6,304	$ 6,950
Oil and natural gas production (Mcfe)	14,143	12,562	25,380	25,033
General and administrative expense payable in cash per Mcfe	$ 0.22	$ 0.25	$ 0.25	$ 0.28

CONTACT: Robert Turnham, (713) 780-9494